INTERNATIONAL TOWER HILL MINES LTD.

Suite 1920 – 1188 West Georgia Street
Vancouver, BC, V6E 4A2

NOTICE OF 2010 ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of INTERNATIONAL TOWER HILL MINES LTD. (the “Company”) will be held in the Barnard and Library Rooms of the Shangri-La Hotel, 1128 West Georgia Street, in the City of Vancouver, British Columbia, CANADA, on Tuesday, the 16th day of November, 2010 at the hour of 2:30 o’clock in the afternoon (Vancouver time) for the following purposes:

1.

TO receive the audited consolidated financial statements of the Company for the fiscal year ended May 31, 2010 (with comparative statements relating to the previous fiscal year), together with the report of the Auditors thereon;

2.

TO fix the number of directors of the Company at six (6) persons;

3.

TO elect the directors of the Company for the ensuing year;

4.

TO appoint Auditors for the fiscal year ending May 31, 2011 and to authorize the directors to fix their remuneration; and

5.

TO transact such further or other business as may properly come before the meeting and any adjournment or adjournments thereof.

Shareholders of the Company who are unable to attend the meeting in person are requested to complete, sign and date the enclosed Proxy and to mail it to or deposit it with Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.  In order to be valid and acted upon at the meeting, an executed Proxy must be received by Computershare prior to 2:30 p.m. (PDT) on Friday, November 12, 2010.

The Company has fixed the close of business on the 12th day of October, 2010 as the record date for the determination of shareholders who are entitled to receive notice of, and to vote at, the 2010 annual general meeting of shareholders.  The transfer books of the Company will not be closed.  Only shareholders of the Company of record as at that date are entitled to receive notice of and to vote at the meeting.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is incorporated into this notice.

Please advise the Company of any change in your address.

DATED at Vancouver, British Columbia, this 20th day of October, 2010.

BY ORDER OF THE BOARD
“Jeffrey A. Pontius” (signed)
JEFFREY A. PONTIUS, President & CEO